Delisting Determination, The Nasdaq Stock Market, LLC, April 25, 2024, Neptune Wellness Solutions Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Neptune Wellness Solutions Inc., effective at the opening of the trading session on May 6, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5550(a)(2) and 5550(b)(1).
The Company was notified of the Staff determination on November 30, 2023. The Company requested a hearing on December 7, 2023.
On March 5, 2024, upon review of the information provided by the Company, the Panel determined to deny the Company request to remain listed on the Exchange.
The Company securities were suspended on March 7, 2024.
The Company did not appeal the amended Decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on April 19, 2024.